As filed with the Securities and Exchange Commission on May 17, 1999
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                         INSIGNIA FINANCIAL GROUP, INC.
                       (f/k/a Insignia/ESG Holdings, Inc.)
             (Exact name of registrant as specified in its charter)

    Delaware                                   56-2084290
    (State or other jurisdiction of            (I.R.S. Employer Identification
    incorporation or organization)             Number)

                                 200 Park Avenue
                            New York, New York 10166
               (Address of principal executive offices) (Zip Code)

             Insignia Financial Group, Inc. 401(k) Restoration Plan
                            (Full title of the Plan)

                              Adam B. Gilbert, Esq.
                          General Counsel and Secretary
                         Insignia Financial Group, Inc.
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 984-8000
                      (Name, address and telephone number,
                   including area code, of agent for service)
              -----------------------------------------------------
                                   Copies to:
                             Arnold S. Jacobs, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                            New York, New York 10036
              -----------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of         Amount to        Proposed         Proposed         Amount of
securities to    be registered    maximum          maximum          registration
be registered                     offering price   aggregate        fee
                                  per share        offering price

--------------------------------------------------------------------------------
Deferred         $20 million      N/A              $20,000,000(1)   $5,560
Compensation
Obligations
---------------------
(1) Solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1).

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents By Reference.
     ------  ---------------------------------------

     Insignia Financial Group, Inc., formerly known as Insignia/ESG Holdings, Inc. (the "Corporation"), incorporates by reference herein the following documents filed by it with the Securities and Exchange Commission (File No. 1-14373) pursuant to the Securities Exchange Act of 1934, as amended:

     1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1998;

     2. Amendment No. 1 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 filed on April 30, 1999;

     3. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     4. The Corporation's Current Report on Form 8-K dated March 5, 1999.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

     Item 4. Description of Securities.
     ------  -------------------------

     The securities being registered represent obligations (the "Obligations") of the Corporation to pay the participants in the Insignia Financial Group, Inc. 401(k) Restoration Plan (the "Plan"), upon their termination, death, retirement or disability, compensation which the participants have elected to defer. The Obligations may also represent amounts that the Corporation has elected to credit to a participant's account under the Plan. Amounts credited to a participant's account, including matching credits made by the Corporation, are credited with a quarterly rate of return of two (2) percentage points above the 90-day treasury bill rate as reported in The Wall Street Journal at the beginning of each quarterly evaluation period. All credited Obligations are payable in cash in a single sum payment upon a participant's death, retirement or disability. Upon a participant's termination for cause, only the amounts that such participant has elected to defer are payable in cash in a single sum payment and matching credits by the Corporation will be forfeited. Upon termination for any other reason, all vested amounts of the Obligations will be paid in cash in a single sum payment. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the Corporation and rank pari passu with other unsecured and unsubordinated indebtedness of the Corporation. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant for his or her beneficiaries, will be null and void.

     The Obligations are not convertible into any other security of the Corporation. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Corporation, in its sole discretion, may establish a "rabbi trust" or invest in group annuities or other investment products to pay the Obligations.

     Item 5. Interest of Named Experts and Counsel.
     ------  -------------------------------------

     Not applicable.

     Item 6. Indemnification of Directors and Officers.
     ------  -----------------------------------------

     The Corporation is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation of the Corporation provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, and the Corporation has entered into agreements with all its executive officers and directors with respect to such indemnification. Reference is made to the Certificate of Incorporation of the Corporation and such agreements, incorporated by reference to Exhibits 3.1 and 10.18, respectively, to the Corporation's Registration Statement on Form 10.

     The indemnification agreements entered into by the Corporation with all of its directors and its executive officers are based on the provisions of the General Corporation Law of the State of Delaware, which are contained primarily in Section 145 of the General Corporation Law of the State of Delaware, but are intended to provide broader indemnification than that which is specifically provided by Section 145. The indemnification agreements provide generally that the Corporation will to the fullest extent permitted by applicable law indemnify the director or executive officer against expenses arising from any event or occurrence, either prior to or after the time the indemnification agreement is executed, related to the fact that such person is or was serving as a director or executive officer of the Corporation (or of another entity at the Corporation's request).

     The Corporation currently has directors and officers liability insurance policies (the "Policies") in place with National Union Fire Insurance Company of Pittsburgh and Lloyds of London. The Policies are "claims made" policies with a $25,000,000 aggregate coverage amount. However, the Board of Directors believes that it serves the Corporation's best interest to supplement this coverage or any coverage which the Corporation may maintain in the future by agreeing by contract to indemnify directors and executive officers to the fullest extent permitted under applicable law.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transactions from which the director derived an improper personal benefit. Article Eleventh of the Corporation's Certificate of Incorporation contains such a provision.

     Item 7. Exemption from Registration Claimed.
     ------  -----------------------------------

     Not applicable.

     Item 8. Exhibits.
     ------  --------

     4.1 Insignia Financial Group, Inc. 401(k) Restoration Plan (incorporated herein by reference to Exhibit 10.3(h) to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998).

     5      Opinion of Proskauer Rose LLP.

     23.1   Consent of Ernst & Young LLP.

     23.2   Consent of Proskauer Rose LLP (included in Exhibit 5).

     24     Power of Attorney.

     Item 9. Undertakings.
     ------  ------------

     (a)    The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act or 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of May, 1999.

                                               INSIGNIA FINANCIAL GROUP, INC.

                                               By:  /s/ Andrew L. Farkas
                                                    ----------------------------
                                                    Andrew L. Farkas
                                                    Chairman and
                                                    Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                 Title                              Date
----------                 -----                              ----


/s/ Andrew L. Farkas       Chief Executive Officer            May 14, 1999
----------------------     and Director
Andrew L. Farkas           (Principal Executive Officer)


/s/ James A. Aston         Chief Financial Officer
----------------------     (Principal Financial and           May 14, 1999
James A. Aston              Accounting Officer)

/s/ Robert J. Denison      Director                           May 12, 1999
----------------------
Robert J. Denison

/s/ Robin L. Farkas        Director                           May 14, 1999
----------------------
Robin L. Farkas

/s/ Andrew J.M. Huntley    Director                           May 14, 1999
----------------------
Andrew J.M. Huntley

/s/ Robert G. Koen         Director                           May 14, 1999
----------------------
Robert G. Koen

/s/ Stephen B. Siegel      Director                           May 14, 1999
----------------------
Stephen B. Siegel

/s/ H. Strauss Zelnick     Director                           May 14, 1999
----------------------
H. Strauss Zelnick

                                  EXHIBIT INDEX

Number          Title of Exhibit
------          ----------------

5               Opinion of Proskauer Rose LLP.

23.1            Consent of Ernst & Young LLP.

23.2            Consent of Proskauer Rose LLP (included in Exhibit 5).

24              Power of Attorney.